Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Empire Energy Corporation International

Leawood, Kansas

We consent to the inclusion in the Registration Statement on Form S-1/A of Empire Energy Corporation International, of our report dated March 26, 2009 relating to the audit of the consolidated balance sheet of Empire Energy Corporation International as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2007.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ Mark Nicholaeff

Mark Nicholaeff

Partner

UHY Haines Norton

www.uhyhn.com.au

Sydney, Australia

July 21, 2009